Exhibit 99.1

Conference call:	Today, Monday, August 11, 2008 at 4:30 P.M. EDT
Webcast / Replay URL:	www.wave.com
Dial-in numbers:	212-896-6169 or 415-537-1810

Wave Q2 2008 Revenues Rise 41% to a Record $2.0 Million

on Continued Growth in Software License Sales

Lee, MA — August 11, 2008 - Wave Systems Corp. (NASDAQ: WAVX; www.wave.com) today reported results for the second quarter (Q2) and six months ended June 30, 2008 and reviewed recent corporate progress and developments.

Reflecting an increase in license revenues, Wave’s Q2 2008 net revenues rose 41% to $1,985,000, compared to Q2 2007 net revenues of $1,410,000, and Q1 2008 net revenues of $1,699,000.  The improvement in license revenues was principally due to increased royalties from shipments of Wave software by OEM partners as well as from initial growth in software license upgrades.

Given that Wave is in the early stages of its software upgrade and maintenance business and consistent with the Company’s revenue recognition policies, Wave has not yet established “vendor-specific objective evidence of the fair value of each undelivered element” for its software and services.  Accordingly, Wave’s upgrade sales are being recorded as deferred revenue and then recognized generally over a 365-day period.  Reflecting this revenue recognition practice and growth in the company’s upgrade license sales activity, deferred revenue rose $233,000 to $589,000 in Q2 2008 compared to deferred revenue of $356,000 in Q1 2008.  Gross profit for Q2 2008 rose to $1,746,000 (87.9%) compared to $1,228,000 (87.1%) in Q2 2007.

For Q2 2008, Wave reported a net loss of $5,640,000, or $0.10 per basic and diluted share, compared to a Q2 2007 net loss of $4,841,000, or $0.11 per basic and diluted share.  Per-share figures are based on a weighted average number of basic shares outstanding in the second quarters of 2008 and 2007 of 53,950,000 and 44,931,000, respectively.  As of June 30, 2008, Wave had cash and cash equivalents of $146,000 and no long-term debt.  Subsequent to the close of Q2 2008, Wave completed a $1.6 million shelf financing transaction in early July and announced today an additional $821,000 shelf financing transaction to be completed this week.

Steven Sprague, Wave’s President and CEO, commented, “During Q2 2008 we continued to execute on our core security business, making further progress with initial software upgrade sales, principally smaller orders to enterprises piloting our technology, as well as the continued expansion of our installed base of Wave EMBASSY Trust Suite via our PC OEM Bundling programs.  We also saw significant progress from both Wavexpress, with their NBC contract for online Olympics coverage utilizing their TVTonic service, and from eSign as they continued to make strides in expanding their customer base in the mortgage industry for their digital signature solutions.

“Our customer base for potential software upgrades continued to expand during the second quarter.  We view these pilots and early adopters, as well as the growing installed base of bundled software which grew to 33.8 million units as of June 30, 2008, as our primary opportunity for future upgrade sales.

“Importantly, during the quarter we delivered updated software for the new Dell platforms which we believe will commence shipping later this month.  As we have previously disclosed, Wave will be entitled to a higher per-unit royalty on this version of our software, reflecting the additional value we have engineered into this new software release.  We plan to continue to pursue new OEM relationships in the coming quarters.  Supporting our sales and marketing efforts is costly, but we believe that market opportunity is sufficient to warrant our efforts in this area.

“While enterprise customer behavior is difficult to predict, we are currently working to continue our revenue growth in Q3 versus Q2, and are working very hard to convert our expanding base of pilot customers into larger-scale deployments.  We remain optimistic about the positive responses we are getting from our customer interactions.”

Summary of recent progress/developments:

(for more details, please visit www.wave.com):

NBC Olympics on the Go Service www.NBCOlympics.com/onthego: Wave’s Wavexpress subsidiary was selected by NBC Universal, to develop, host, and support a service for viewing NBC’s coverage of the 2008 Beijing Olympic Games in Microsoft’s Windows Vista Media Center.  The “NBC Olympics on the Go” service launched earlier this month and delivers a unique, high quality full screen video experience.  The service uses Wavexpress’ TVTonic Internet video service to allow Media Center users to watch channels of NBC’s coverage of Olympic events in up-to-HD quality on the go on their laptop.

Wavexpress Integrates YuMe’s Ad Platform: In mid July, Wavexpress integrated YuMe’s ad management platform into TVTonic.  YuMe is the first dedicated advertising network created and optimized for broadband video. YuMe’s platform is uniquely suited for TVTonic and can dynamically deliver a fresh package of advertisements whether a user is online or offline.

Xerox Simplifies Loan Process with eSign:  In mid June, Xerox Mortgage Services added e-signature — a secure and convenient way to complete mortgage loans without having to sign hardcopy documents — with licensing through Wave’s eSign Systems division. Wave’s e-signature capabilities build upon Xerox’s current Web-based BlitzDocs®Blitz technology — providing customers with a comprehensive solution for paperless mortgage transactions.

Wells Fargo Funding Authorizes Wave’s eDisclosure Solution for Mortgage Correspondents: In mid June, Wave’s eSign Transaction Management Suite (eTMS) was authorized by Wells Fargo & Co.’s mortgage division for use by its correspondent lenders as an eDisclosure solution.  Wells Fargo’s correspondents that have received approval to deliver electronic disclosures can now use the SmartSigning Room and SmartSignature applications to streamline electronic mortgage disclosures and help secure customer commitment early in the lending process.

Wave Introduces Trust-and-Verify Web Service: In early April, Wave demonstrated its proof-of-concept solution for ensuring the integrity of data protection hardware with its Trust-and-Verify Web service, in which a server interrogates computers seeking access to sensitive data in order to verify the status of their Seagate full disk encryption hard drive.  Only after this verification step occurs and the level of data protection is deemed adequate, can a PC download requested data.

Wave Partners with SafeNet to Expand Enterprise Security for Data-at-Rest: In early April, Wave completed a reseller agreement with SafeNet, Inc., a global leader in information security.  The agreement gives Wave authority to globally market and distribute SafeNet’s ProtectDrive line of software disk encryption products, enabling Wave to now target mobile PCs that are currently too small to support an FDE drive.

Wave Demonstrates Solutions Supporting Intel’s vPro Technology: In early April, Wave demonstrated solutions that support the next-generation Intel® Centrino 2 with vPro technology platform (code named Montevina), with an integrated Intel® TPM v. 1.2.  By leveraging Wave’s software plus the integrated TPM, Wave demonstrated that enterprises could immediately roll out strong authentication, including machine, biometric and smart card authentication, as well as institute stronger network policies, key management and data protection.

Wave Showcases Hardware-based Validation of Endpoint Data Integrity for Network Access Control:  In late April, Wave announced a Network Access Control (NAC) solution that verifies the presence and state of a full disk encryption hard drive as a prerequisite for network access, assuring that only computers that comply with an organization’s encryption policy are allowed on the network.  Wave also showed how standards-based, client PC security hardware can ensure the integrity of the machines on a corporate network, thus extending the capabilities of traditional NAC solutions.

About Wave Systems Corp.

Wave provides software to help solve critical enterprise PC security challenges such as strong authentication, data protection, network access control and the management of these enterprise functions.  Wave is a pioneer in hardware-based PC security and a founding member of the Trusted Computing Group (TCG), a consortium of nearly 140 PC industry leaders that forged open standards for hardware security.  Wave’s EMBASSY® line of client- and server-side software leverages and manages the security functions of the TCG’s industry standard hardware security chip, the Trusted Platform Module (TPM).  TPMs are included on tens of millions of PCs and are standard equipment on many enterprise-class PCs shipping today.  Using TPMs and Wave software, enterprises can substantially and cost-effectively strengthen their current security solutions.  For more information about Wave and its solutions, visit http://www.wave.com.

Safe Harbor for Forward Looking Statements

Under the Private Securities Litigation Reform Act of 1995.  This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

All brands are the property of their respective owners.

Contact:
Gerard T. Feeney, CFO	David Collins, Ratula Roy
Wave Systems Corp.	Jaffoni & Collins, Inc.
413/243-1600	212-835-8500
info@wavesys.com	wavx@jcir.com

Wave Systems Corp. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	June 30, 2008	December 31, 2007

Assets
Current assets:
Cash and cash equivalents (1)	$146,058	$3,714,030
Accounts receivable	940,324	1,165,385
Prepaid expenses	324,356	339,342
Total current assets	1,410,738	5,218,757

Property and equipment, net	617,856	682,512
Other assets	136,274	136,587
Total Assets	2,164,868	6,037,856

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	4,535,468	3,253,320
Deferred revenue	588,639	289,025
Total current liabilities	5,124,107	3,542,345

Total Stockholders’ Equity (Deficit)	(2,959,239)	2,495,511
Total Liabilities and Stockholders’ Equity (Deficit)	$2,164,868	$6,037,856

(1) Subsequent to the close of Q2 2008, Wave completed a $1.6 million shelf financing transaction in early July and announced today an additional $821,000 shelf financing transaction to be completed this week.

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

	Three months ended		Six months ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Net revenues:
Licensing	$1,946,100	$1,399,446	$3,621,605	$2,636,937
Services	39,193	10,906	62,767	60,455
Total net revenues	1,985,293	1,410,352	3,684,372	2,697,392
Cost of sales:
Licensing	209,707	181,160	368,868	359,565
Services	29,869	1,459	48,183	10,209
Total cost of sales	239,576	182,619	417,051	369,774
Gross profit	1,745,717	1,227,733	3,267,321	2,327,618
Operating expenses:
Selling, general, and administrative	4,243,656	3,720,011	8,540,746	7,385,603
Research and development	3,145,326	2,419,595	6,398,805	4,962,455
Total operating expenses	7,388,982	6,139,606	14,939,551	12,348,058
Operating loss	(5,643,265)	(4,911,873)	(11,672,230)	(10,020,440)
Other income:
Interest income	3,370	71,139	22,287	134,146
Net loss	$(5,639,895)	$(4,840,734)	$(11,649,943)	$(9,886,294)
Loss per common share — basic and diluted	$(0.10)	$(0.11)	$(0.22)	$(0.23)
Weighted average number of common shares outstanding during the period	53,949,513	44,930,728	52,424,014	43,594,292